Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
October 29, 2015	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Increases Earnings

for the Third Quarter and First Nine Months of 2015

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported increased earnings for the third quarter and the first nine months of 2015. Earnings for the third quarter of 2015 were $35.0 million or $0.50 per diluted share, an increase from earnings of $33.3 million or $0.48 per diluted share for the third quarter of 2014. Earnings for the first nine months of 2015 were $104.5 million or $1.50 per diluted share, up from earnings of $96.6 million or $1.44 per diluted share for the first nine months of 2014.

Third quarter of 2015 results produced a return on average assets of 1.12% and a return on average equity of 8.14%, respectively. For the first nine months of 2015, United’s return on average assets was 1.14% while the return on average equity was 8.25%. United’s Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported average return on assets and average return on equity were 0.92% and 8.09%, respectively, for the first half of 2015. United’s annualized returns on average assets and average equity were 1.10% and 7.96%, respectively, for the third quarter of 2014 while the returns on average assets and average equity was 1.12% and 8.22%, respectively, for the first nine months of 2014.

“We are pleased to announce record net income for the third quarter and first nine months of 2015,” stated Richard M. Adams, United’s Chief Executive Officer and Chairman of the Board. “In addition, our annualized returns on average assets and average equity outperformed our latest peer group numbers.”

On January 31, 2014, United completed its acquisition of Virginia Commerce Bancorp, Inc. (Virginia Commerce) of Arlington, Virginia. The results of operations of Virginia Commerce are included in the consolidated results of operations from the date of acquisition. As a result, the first nine months of 2015 was impacted for an additional month by increased levels of average balances, income, and expense as compared to the first nine months of 2014 due to the acquisition. At consummation, Virginia Commerce had assets of approximately $2.8 billion, loans of $2.1 billion, and deposits of $2.0 billion.

The results for the first nine months of 2015 included noncash, before-tax, other-than-temporary impairment charges of $34 thousand on certain investment securities. No noncash, before-tax, other-than-temporary impairment charges were recognized during the third quarter of 2015. Included in the results for the third quarter and first nine months of 2014 were noncash, before-tax, other-than-temporary impairment charges of $4.7 million and $5.8 million, respectively, on certain investment securities. During the first quarter of 2014, United sold a former branch building which resulted in a before-tax gain of $9.0 million. In addition, the results for the first nine months of 2014 included merger related expenses and charges of $5.3 million.

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Tax-equivalent net interest income of $98.0 million for the third quarter of 2015 was relatively flat from the third quarter of 2014, increasing $473 thousand or less than 1%. The slight increase was due to higher average earning assets. Average earning assets for the third quarter of 2015 increased $444.6 million or 4% from the third quarter of 2014. Average net loans and average short-term investments increased $142.0 million or 2% and $349.8 million or 87%, respectively. The third quarter of 2015 average cost of funds decreased 5 basis points from the third quarter of 2014 due to the repayment of higher costing Federal Home Loan Bank advances and trust preferred issuances. Partially offsetting the increases to tax-equivalent net interest income for the third quarter of 2015 was a decrease of 18 basis points in the average yield on earning assets as compared to the third quarter of 2014 due to payoffs of higher yielding loans coupled with the re-investment of this cash inflow into new loans at lower interest rates. The net interest margin of 3.53% for the third quarter of 2015 was a decrease of 13 basis points from the net interest margin of 3.66% for the third quarter of 2014.

Tax-equivalent net interest income for the first nine months of 2015 was $291.8 million, an increase of $11.8 million or 4% from the first nine months of 2014. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $720.5 million or 7% from the first nine months of 2014. Average net loans increased $477.2 million or 6% for the first nine months of 2015 while average short-term investments increased $234.4 million or 65%. In addition, the average cost of funds declined 6 basis points from the first nine months of 2014. Partially offsetting the increases to tax-equivalent net interest income for the first nine months of 2015 was a decline of 15 basis points in the average yield on earning assets as compared to the first nine months of 2014. The net interest margin of 3.59% for the first nine months of 2015 was a decrease of 10 basis points from the net interest margin of 3.69% for the first nine months of 2014.

On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2015 was relatively flat, increasing $467 thousand or less than 1% due mainly to an increase in average earning assets. Average earning assets increased $211.5 million or 2% from the second quarter of 2015. Average short-term investments increased $246.7 or 49% while average net loans were flat and average investments decreased $35.2 million or 3%. Partially offsetting the increases to tax-equivalent net interest income for the third quarter of 2015 was a decrease of 8 basis points in the average yield on earning assets due to a shift in the mix of balances and a basis point increase in the average cost of funds as compared to the second quarter of 2015. The net interest margin of 3.53% for the third quarter of 2015 was a decrease of 9 basis points from the net interest margin of 3.62% for the second quarter of 2015.

For the quarters ended September 30, 2015 and 2014, the provision for loan losses was $5.2 million and $4.7 million, respectively, while the provision for the first nine months of 2015 was $16.3 million as compared to $15.6 million for the first nine months of 2014. Net charge-offs were $4.9 million and $16.3 million for the third quarter and first nine months of 2015, respectively, as compared to $4.0 million and $14.1 million for the third quarter and first nine months of 2014, respectively. Annualized net charge-offs as a percentage of average loans were 0.21% and 0.24% for the third quarter and first nine months of 2015, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 0.25% for the first half of 2015.

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Noninterest income for the third quarter of 2015 was $17.8 million, an increase of $1.7 million from the third quarter of 2014. No noncash, before-tax, other-than-temporary impairment charges were recognized during the third quarter of 2015. Included in noninterest income for the third quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $4.7 million on certain investment securities. In addition, net gains on sales and calls of investment securities were $1.3 million for the third quarter of 2014. Excluding the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income for the third quarter of 2015 decreased $1.9 million or 10% from the third quarter of 2014. The decrease was due to lower fees from deposit services as a result of the Durbin Amendment being effective for United on July 1, 2015. The Durbin Amendment, passed as part of the Dodd-Frank financial reform legislation, limits fees for debit card processing paid by merchants to banking companies with assets in excess of $10 billion. Fees from deposit services for the third quarter of 2015 declined $2.1 million from the third quarter of 2014 due mainly to lower income on debit card transactions. Partially offsetting this decline was an increase of $263 thousand in fees from trust and brokerage services due to an increase in the value of managed trust assets.

Noninterest income for the first nine months of 2015 was $55.5 million, which was a decrease of $6.0 million from the first nine months of 2014. Included in noninterest income for the first nine months of 2014 was the previously mentioned net gain of $9.0 million on the sale of bank premises. Noninterest income for the first nine months of 2015 included noncash, before-tax, other-than-temporary impairment charges of $34 thousand on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $5.8 million on certain investment securities for the first nine months of 2014. In addition, net gains on sales and calls of investment securities were $2.1 million for the first nine months of 2014. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income for the first nine months of 2015 decreased $836 thousand or 1% from the first nine months of 2014. This decrease for the first nine months of 2015 was due primarily to a decline in fees from deposit services as a result of the Durbin Amendment. Fees from deposit services for the first nine months of 2015 declined $2.3 million from the first nine months of 2014 due mainly to lower income from debit card transactions and overdrafts. Partially offsetting this decrease were increases of $852 thousand in income from trust and brokerage services due to an increase in volume and the value of assets under management and $402 thousand in mortgage banking income due to increased production and sales of mortgage loans in the secondary market.

On a linked-quarter basis, noninterest income for the third quarter of 2015 decreased $1.7 million or 9% from the second quarter of 2015. This decline was due primarily to a decrease of $1.4 million in fees from deposit services due to the Durbin Amendment. Specifically, fees from debit card transactions declined $1.6 million on a linked-quarter basis.

Noninterest expense for the third quarter of 2015 was $57.7 million, which was flat from the third quarter of 2014. Decreases in other real estate owned (OREO) expenses of $1.1 million due to fewer declines in the fair value of OREO properties and net occupancy expense of $746 thousand due to fewer branches were virtually offset by increases in employee compensation of $527 thousand due mainly to base salary increases and employee benefits expense of $1.9 million due to an increase in pension costs.

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Noninterest expense for the first nine months of 2015 was $173.1 million, a decrease of $2.8 million or 2% from the first nine months of 2014. Employee compensation decreased $5.0 million from the first nine months of 2014 which included $3.6 million of merger severance charges, other merger expenses decreased $1.7 million and other real estate owned (OREO) expense declined $2.0 million due to fewer declines in the fair values of OREO properties. Partially offsetting these decreases were increases of $4.5 million in employee benefits due to an increase in pension expense, $581 thousand in data processing expense and $694 thousand in Federal Deposit Insurance Corporation (FDIC) insurance expense due to a higher assessment base as a result of the Virginia Commerce acquisition.

On a linked-quarter basis, noninterest expense for the third quarter of 2015 was flat from the second quarter of 2015. Employee compensation expense increased $2.0 million due to additional employees and annual base salary increases while net occupancy expense declined $888 thousand, OREO expense declined $352 thousand and data processing expense decreased $285 thousand.

For the third quarter of 2015, income tax expense was $16.2 million as compared to $16.4 million for the third quarter of 2014. This slight decrease resulted mainly because of a release of income tax reserves due to the expiration of the statute of limitations for examinations of certain years largely offset by higher earnings. For the first nine months of 2015, income tax expense of $48.7 million was virtually flat from the first nine months of 2014. On a linked-quarter basis, income tax expense decreased $928 thousand due to the release of the income tax reserves mentioned above. United’s effective tax rate was approximately 31.6% for the third quarter of 2015 and 33.0% for the third quarter of 2014 and the second quarter of 2015. For the fourth quarter of 2015, United expects the effective tax rate to be approximately 33.5%. For the first nine months of 2015 and 2014, United’s effective tax rate was 31.8% and 33.5%, respectively. The lower effective tax rate in 2015 was due to the release of the income tax reserves during the third quarter and historical tax credits recognized in the first quarter.

United’s asset quality continues to be sound. At September 30, 2015, nonperforming loans were $125.0 million, or 1.36% of loans, net of unearned income, up from nonperforming loans of $109.0 million or 1.20% of loans, net of unearned income, at December 31, 2014. As of September 30, 2015, the allowance for loan losses was $75.5 million or 0.82% of loans, net of unearned income, as compared to $75.5 million or 0.83% of loans, net of unearned income, at December 31, 2014. Total nonperforming assets of $159.2 million, including OREO of $34.1 million at September 30, 2015, represented 1.27% of total assets.

On January 1, 2015, the new Basel III Capital Rules became effective for United and its banking subsidiaries. United continues to be well-capitalized based upon these new regulatory guidelines. United’s estimated risk-based capital ratio is 12.7% at September 30, 2015 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 9.7%, 12.0% and 10.6%, respectively. The new regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the third quarter of 2015, United’s Board of Directors declared a cash dividend of $0.32 per share. United has increased its dividend to shareholders for 41 consecutive years. United is one of only two major banking companies in the USA to have achieved such a record.

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As of September 30, 2015, United has consolidated assets of approximately $12.6 billion with 129 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2015 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2015 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, noninterest income excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

GAAP total non-interest income results are adjusted for other-than-temporary impairment charges (OTTI) on certain investment securities, net gains or losses on the sale of securities and any infrequent noninterest income items. Management believes noninterest income without OTTI charges, net securities gains or losses and infrequent noninterest income items is more indicative of United’s performance because it isolates income that is primarily customer relationship driven and is more indicative of normalized operations. In addition, these items can fluctuate greatly from quarter to quarter and are difficult to predict.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30 2015	September 30 2014	September 30 2015	September 30 2014
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$107,954	$108,429	$321,198	$311,606
Interest expense	9,991	10,939	29,421	31,668
Net interest income, taxable equivalent (non-GAAP)	97,963	97,490	291,777	279,938
Taxable equivalent adjustment	1,645	1,572	4,808	4,786
Net interest income (GAAP)	96,318	95,918	286,969	275,152
Provision for loan losses	5,182	4,748	16,252	15,628
Noninterest income	17,812	16,166	55,501	61,547
Noninterest expenses	57,684	57,694	173,069	175,823
Income taxes	16,217	16,382	48,666	48,617
Net income	$35,047	$33,260	$104,483	$96,631

PER COMMON SHARE:
Net income:
Basic	$0.50	$0.48	$1.51	$1.45
Diluted	0.50	0.48	1.50	1.44
Cash dividends	$0.32	$0.32	0.96	0.96
Book value			24.58	23.90
Closing market price			$37.99	$30.93
Common shares outstanding:
Actual at period end, net of treasury shares			69,562,048	69,196,992
Weighted average - basic	69,391,401	69,044,876	69,302,180	66,836,396
Weighted average - diluted	69,689,723	69,269,309	69,586,287	67,069,352

FINANCIAL RATIOS:
Return on average assets	1.12%	1.10%	1.14%	1.12%
Return on average shareholders’ equity	8.14%	7.96%	8.25%	8.22%
Average equity to average assets	13.80%	13.85%	13.85%	13.68%
Net interest margin	3.53%	3.66%	3.59%	3.69%

	September 30 2015	September 30 2014	December 31 2014	June 30 2015
PERIOD END BALANCES:
Assets	$12,556,929	$12,085,063	$12,328,811	$12,414,566
Earning assets	11,211,553	10,659,948	10,931,194	11,023,560
Loans, net of unearned income	9,173,657	9,018,158	9,104,652	9,082,104
Loans held for sale	11,602	5,773	8,680	14,856
Investment securities	1,236,592	1,307,242	1,316,040	1,258,315
Total deposits	9,504,896	8,753,257	9,045,485	9,282,426
Shareholders’ equity	1,709,841	1,653,673	1,656,160	1,688,013

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended				Year to Date
	September 2015	September 2014	June 2015	March 2015	September 2015	September 2014
Interest & Loan Fees Income (GAAP)	$106,309	$106,857	$105,532	$104,549	$316,390	$306,820
Tax equivalent adjustment	1,645	1,572	1,594	1,569	4,808	4,786

Interest & Fees Income (FTE) (non-GAAP)	107,954	108,429	107,126	106,118	321,198	311,606
Interest Expense	9,991	10,939	9,630	9,800	29,421	31,668

Net Interest Income (FTE) (non-GAAP)	97,963	97,490	97,496	96,318	291,777	279,938

Provision for Loan Losses	5,182	4,748	5,716	5,354	16,252	15,628

Non-Interest Income:
Fees from trust & brokerage services	4,737	4,474	4,931	4,892	14,560	13,708
Fees from deposit services	9,059	11,134	10,434	9,773	29,266	31,595
Bankcard fees and merchant discounts	1,243	1,101	1,231	814	3,288	2,974
Other charges, commissions, and fees	527	512	639	478	1,644	1,541
Income from bank owned life insurance	1,234	1,325	1,258	1,273	3,765	4,021
Mortgage banking income	665	774	663	545	1,873	1,471
Net gain on the sale of bank premises	0	0	0	0	0	8,976
Other non-interest revenue	236	251	339	404	979	901
Net other-than-temporary impairment losses	0	(4,714)	0	(34)	(34)	(5,774)
Net gains on sales/calls of investment securities	111	1,309	3	46	160	2,134

Total Non-Interest Income	17,812	16,166	19,498	18,191	55,501	61,547

Non-Interest Expense:
Employee compensation	22,700	22,173	20,724	20,268	63,692	68,726
Employee benefits	6,690	4,753	6,588	6,803	20,081	15,567
Net occupancy	5,654	6,400	6,542	6,529	18,725	19,349
Data processing	3,582	3,785	3,867	3,743	11,192	10,611
Amortization of intangibles	855	1,054	855	855	2,565	2,967
OREO expense	769	1,818	1,121	1,113	3,003	4,968
FDIC expense	2,098	1,981	2,061	2,094	6,253	5,559
Other expenses	15,336	15,730	15,972	16,250	47,558	48,076

Total Non-Interest Expense	57,684	57,694	57,730	57,655	173,069	175,823

Income Before Income Taxes (FTE) (non-GAAP)	52,909	51,214	53,548	51,500	157,957	150,034

Tax equivalent adjustment	1,645	1,572	1,594	1,569	4,808	4,786

Income Before Income Taxes (GAAP)	51,264	49,642	51,954	49,931	153,149	145,248

Taxes	16,217	16,382	17,145	15,304	48,666	48,617

Net Income	$35,047	$33,260	$34,809	$34,627	$104,483	$96,631

MEMO: Effective Tax Rate	31.63%	33.00%	33.00%	30.65%	31.78%	33.47%

Note: Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP):

Total Non-Interest Income (GAAP)	$17,812	$16,166	$19,498	$18,191	$55,501	$61,547
Less: Net gain on the sale of bank premises (GAAP)	0	0	0	0	0	8,976
Less: Net other-than-temporary impairment losses (GAAP)	0	(4,714)	0	(34)	(34)	(5,774)
Less: Net gains on sales/calls of investment securities (GAAP)	111	1,309	3	46	160	2,134

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$17,701	$19,571	$19,495	$18,179	$55,375	$56,211

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	September 30 2015 Q-T-D Average	September 30 2014 Q-T-D Average	September 30 2015	December 31 2014	September 30 2014

Cash & Cash Equivalents	$905,928	$557,387	$1,008,458	$753,064	$591,270

Securities Available for Sale	1,111,906	1,144,763	1,107,410	1,180,386	1,162,559
Held to Maturity Securities	38,867	40,104	38,795	39,310	39,969
Other Investment Securities	90,728	103,875	90,387	96,344	104,714

Total Securities	1,241,501	1,288,742	1,236,592	1,316,040	1,307,242

Total Cash and Securities	2,147,429	1,846,129	2,245,050	2,069,104	1,898,512

Loans held for sale	8,364	6,178	11,602	8,680	5,773

Commercial Loans	6,864,478	6,814,559	6,906,416	6,923,745	6,866,200
Mortgage Loans	1,810,287	1,781,097	1,840,035	1,806,766	1,787,555
Consumer Loans	433,450	371,092	441,498	388,981	378,983

Gross Loans	9,108,215	8,966,748	9,187,949	9,119,492	9,032,738

Unearned income	(15,380)	(14,352)	(14,292)	(14,840)	(14,580)

Loans, net of unearned income	9,092,835	8,952,396	9,173,657	9,104,652	9,018,158

Allowance for Loan Losses	(75,309)	(74,697)	(75,480)	(75,529)	(75,721)

Goodwill	710,252	710,397	710,252	709,794	709,810
Other Intangibles	19,163	22,865	18,695	21,260	22,314

Total Intangibles	729,415	733,262	728,947	731,054	732,124

Other Real Estate Owned	34,342	43,359	34,119	38,778	42,432
Other Assets	443,479	461,218	439,034	452,072	463,785

Total Assets	$12,380,555	$11,967,845	$12,556,929	$12,328,811	$12,085,063

MEMO: Earning Assets	$11,021,309	$10,576,732	$11,211,553	$10,931,194	$10,659,948

Interest-bearing Deposits	$6,739,095	$6,308,323	$6,801,463	$6,453,866	$6,214,947
Noninterest-bearing Deposits	2,631,919	2,409,687	2,703,433	2,591,619	2,538,310

Total Deposits	9,371,014	8,718,010	9,504,896	9,045,485	8,753,257

Short-term Borrowings	300,482	441,184	322,711	435,652	474,225
Long-term Borrowings	944,742	1,102,663	939,401	1,105,314	1,133,255

Total Borrowings	1,245,224	1,543,847	1,262,112	1,540,966	1,607,480

Other Liabilities	56,341	47,899	80,080	86,200	70,653

Total Liabilities	10,672,579	10,309,756	10,847,088	10,672,651	10,431,390

Preferred Equity	—	—	—	—	—
Common Equity	1,707,976	1,658,089	1,709,841	1,656,160	1,653,673

Total Shareholders’ Equity	1,707,976	1,658,089	1,709,841	1,656,160	1,653,673

Total Liabilities & Equity	$12,380,555	$11,967,845	$12,556,929	$12,328,811	$12,085,063

MEMO: Interest-bearing Liabilities	$7,984,319	$7,852,170	$8,063,575	$7,994,832	$7,822,427

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year to Date
	September 2015	September 2014	June 2015	March 2015	September 2015	September 2014
Quarterly/Year-to-Date Share Data:

Earnings Per Share:
Basic	$0.50	$0.48	$0.50	$0.50	$1.51	$1.45
Diluted	$0.50	$0.48	$0.50	$0.50	$1.50	$1.44

Common Dividend Declared Per Share:	$0.32	$0.32	$0.32	$0.32	$0.96	$0.96

High Common Stock Price	$43.43	$33.60	$40.70	$38.88	$43.43	$33.60
Low Common Stock Price	$35.60	$30.89	$36.58	$33.25	$33.25	$28.19

Average Shares Outstanding (Net of Treasury Stock):
Basic	69,391,401	69,044,876	69,305,612	69,207,508	69,302,180	66,836,396
Diluted	69,689,723	69,269,309	69,587,417	69,476,844	69,586,287	67,069,352

Memorandum Items:

Tax Applicable to Security Sales/Calls	$40	$458	$1	$17	$58	$747

Common Dividends	$22,260	$22,142	$22,229	$22,211	$66,700	$66,357

Dividend Payout Ratio	63.51%	66.57%	63.86%	64.14%	63.84%	68.67%

	September 2015	September 2014	June 30 2015	March 31 2015
EOP Share Data:

Book Value Per Share	$24.58	$23.90	$24.29	$24.17
Tangible Book Value Per Share (non-GAAP) (1)	$14.10	$13.32	$13.79	$13.64

52-week High Common Stock Price	$43.43	$33.60	$40.70	$38.88
Date	07/23/15	09/19/14	06/30/15	03/18/15
52-week Low Common Stock Price	$30.39	$28.06	$30.39	$28.19
Date	10/07/14	10/08/13	10/07/14	05/07/14

EOP Shares Outstanding (Net of Treasury Stock):	69,562,048	69,196,992	69,493,873	69,437,341

Memorandum Items:

EOP Employees (full-time equivalent)	1,742	1,757	1,701	1,708

Note:

(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,709,841	$1,653,673	$1,688,013	$1,678,058
Less: Total Intangibles	(728,947)	(732,124)	(729,802)	(730,657)

Tangible Equity (non-GAAP)	$980,894	$921,549	$958,211	$947,401
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,562,048	69,196,992	69,493,873	69,437,341
Tangible Book Value Per Share (non-GAAP)	$14.10	$13.32	$13.79	$13.64

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year to Date
	September 2015	September 2014	June 2015	March 2015	September 2015	September 2014
Selected Yields and Net Interest Margin:

Loans	4.33%	4.43%	4.35%	4.35%	4.34%	4.47%
Investment Securities	2.90%	2.86%	2.81%	2.93%	2.88%	2.73%
Money Market Investments/FFS	0.24%	0.24%	0.28%	0.26%	0.26%	0.24%
Average Earning Assets Yield	3.89%	4.07%	3.97%	3.98%	3.95%	4.10%
Interest-bearing Deposits	0.42%	0.45%	0.42%	0.43%	0.42%	0.45%
Short-term Borrowings	0.28%	0.21%	0.26%	0.25%	0.26%	0.23%
Long-term Borrowings	1.11%	1.31%	1.07%	1.01%	1.06%	1.43%
Average Liability Costs	0.50%	0.55%	0.49%	0.50%	0.50%	0.56%
Net Interest Spread	3.39%	3.52%	3.48%	3.48%	3.45%	3.54%
Net Interest Margin	3.53%	3.66%	3.62%	3.61%	3.59%	3.69%

Selected Financial Ratios:

Return on Average Common Equity	8.14%	7.96%	8.23%	8.38%	8.25%	8.22%
Return on Average Assets	1.12%	1.10%	1.15%	1.16%	1.14%	1.12%
Efficiency Ratio	50.54%	51.47%	50.03%	51.05%	50.54%	52.22%

	September 2015	September 2014	December 2014	June 2015	March 2015

Loan / Deposit Ratio	96.52%	103.03%	100.65%	97.84%	99.63%
Allowance for Loan Losses/ Loans, Net of Unearned Income	0.82%	0.84%	0.83%	0.83%	0.84%
Allowance for Credit Losses (1)/ Loans, Net of Unearned Income	0.84%	0.86%	0.85%	0.84%	0.85%
Nonaccrual Loans / Loans, Net of Unearned Income	0.95%	0.75%	0.82%	0.96%	0.84%
90-Day Past Due Loans/ Loans, Net of Unearned Income	0.18%	0.19%	0.13%	0.13%	0.18%
Non-performing Loans/ Loans, Net of Unearned Income	1.36%	1.09%	1.20%	1.33%	1.26%
Non-performing Assets/ Total Assets	1.27%	1.16%	1.20%	1.25%	1.25%
Primary Capital Ratio	14.14%	14.23%	13.97%	14.13%	14.36%
Shareholders’ Equity Ratio	13.62%	13.68%	13.43%	13.60%	13.82%
Price / Book Ratio	1.55x	1.29x	1.57x	1.66x	1.56x
Price / Earnings Ratio	18.89x	16.10x	19.50x	20.11x	18.85x

Note:

(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	September 2015	September 2014	December 2014	June 2015	March 2015
Asset Quality Data:

EOP Non-Accrual Loans	$87,387	$67,715	$75,051	$86,843	$75,872
EOP 90-Day Past Due Loans	16,148	16,692	11,675	11,635	16,288
EOP Restructured Loans (2)	21,509	13,502	22,234	21,992	22,191

Total EOP Non-performing Loans	$125,044	$97,909	$108,960	$120,470	$114,351

EOP Other Real Estate Owned	34,119	42,432	38,778	34,964	37,550

Total EOP Non-performing Assets	$159,163	$140,341	$147,738	$155,434	$151,901

	Three Months Ended				Year to Date
	September 2015	September 2014	June 2015	March 2015	September 2015	September 2014
Allowance for Credit Losses:(1)
Beginning Balance	$76,595	$77,416	$77,048	$77,047	$77,047	$76,341
Provision for Credit Losses (3)	4,980	3,784	5,621	5,311	15,912	14,962

	81,575	81,200	82,669	82,358	92,959	91,303
Gross Charge-offs	(5,407)	(4,403)	(6,627)	(6,108)	(18,142)	(16,995)
Recoveries	490	401	553	798	1,841	2,890

Net Charge-offs	(4,917)	(4,002)	(6,074)	(5,310)	(16,301)	(14,105)

Ending Balance	$76,658	$77,198	$76,595	$77,048	$76,658	$77,198

Notes:

(1)	Includes allowances for loan losses and lending-related commitments.
(2)	Restructured loans with an aggregate balance of $9,679, $820, $9,837, $9,716 and $4,194 at September 30, 2015, September 30, 2014, June 30, 2015, March 31, 2015 and December 31, 2014, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.
(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.